Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-194933) and Form S-8 (Nos. 33-40399, 33-51094, 33-51516, 33-59319, 333-75231, 333-81685, 333-101532 and 333-128210) of Trans World Entertainment Corporation of our report dated December 28, 2016 relating to the financial statements of etailz, Inc as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, appearing in this Amendment No. 1 to the Current Report on Form 8-K of Trans World Entertainment Corporation dated December 28, 2016.

/s/ Moss Adams LLP
Spokane, Washington
December 28, 2016